Calculation of Filing Fee Tables
S-8
Sensata Technologies Holding plc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares	Other	2,890,000	$ 45.945	$ 132,781,050.00	0.0001381	$ 18,337.06
Total Offering Amounts:						$ 132,781,050.00		$ 18,337.06
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 18,337.06
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional ordinary shares that may become issuable under the Sensata Technologies Holding plc 2021 Equity Incentive Plan, as amended, by reason of any stock split, stock dividend, recapitalization, or other similar transaction. (2) Estimated solely for the purpose to calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the Registrant's ordinary shares as reported on the New York Stock Exchange on July 27, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources